Exhibit 99.1
GeoEye, Inc. Announces $350 Million Senior Secured Notes Offering
     DULLES, Va. (Sept. 17, 2009) — GeoEye, Inc. (NASDAQ: GEOY) announced today that it is proposing to offer in a private placement $350 million in aggregate principal amount of Senior Secured Notes due 2015 (the “Notes Offering”).
     The Senior Secured Notes (the “Notes”) being offered by GeoEye in the Notes Offering will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.
     The net proceeds of the Notes Offering are intended to be used to fund a Tender Offer (the “Tender Offer”) to purchase any and all of GeoEye’s outstanding $250 million in aggregate principal amount of Senior Secured Floating Rate Notes due 2012 (the “2012 Notes”), including the redemption of any 2012 Notes that remain outstanding after the expiration of the Tender Offer, and for general corporate purposes, which may include funding a portion of the costs of constructing a new high-resolution satellite.
     This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
     This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to the Tender Offer and the Notes Offering. All such forward-looking statements and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, the consummation of the Notes Offering on terms satisfactory to us or at all, the participation of the holders of the 2012 Notes, and those risks and uncertainties described in “Risk factors” included in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2008, which we filed with the Securities and Exchange Commission (“SEC”) on April 2, 2009, and our Quarterly Report on Form 10-Q for the period ended March 31, 2009 and June 30, 2009, which we filed with the SEC on May 12, 2009 and Aug. 10, 2009, respectively. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at (703) 480-7500.